Exhibit 99.2

Press Release
Acutus Medical Appoints Niamh Pellegrini to Board of Directors

Carlsbad, Calif., August 12, 2021 – Acutus Medical (“Acutus”) (Nasdaq: AFIB), an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated, today announced the appointment of Niamh Pellegrini to the Company's Board of Directors, effective August 10, 2021.

Ms. Pellegrini has over 20 years of experience in the healthcare industry and, since July 2019, has served as the Chief Commercial Officer of Nevro, Inc., a medical device company dedicated to helping patients suffering from chronic pain achieve lasting relief.

“Niamh is an experienced and proven executive and commercial leader,” said Vince Burgess, President and CEO of Acutus. “Niamh’s industry knowledge and expertise as well as her track record of successfully growing businesses and launching new products will be of great value to Acutus as we continue to grow as an innovator in the electrophysiology space. We are very pleased to have Niamh join our Board and look forward to her engagement and guidance in the future.”

“Acutus is developing technology that is unprecedented in the treatment of complex arrhythmias like atrial fibrillation,” said Ms. Pellegrini. “To be a part of a company culture defined by a relentless and unwavering dedication to effectively and efficiently treating these kinds of arrhythmias is a tremendous opportunity. I am looking forward to collaborating with the team and helping them continue to advance their mission.”

Ms. Pellegrini has previously served as Vice President of Global Commercial Operations for Abbott Vascular, and as CEO and President at Autonomic Technologies, Inc. Ms. Pellegrini has also held positions in leadership, global business development, marketing, strategy and commercial with Thoratec Corporation and Johnson & Johnson.

She earned both a B.S. and an M.B.A. from Santa Clara University.

In addition to the appointment of Ms. Pellegrini, Shahzad Malik, who currently serves as a General Partner at Advent Life Sciences, will step down from his position on the Acutus Board of Directors. Dr. Malik has served on the board since 2011.

“Shahzad and the team at Advent Life Sciences were among the first to invest in Acutus during our Series A round in 2011,” said Scott Huennekens, Chairman of the Board of Directors. “We are grateful to Shahzad for his belief in Acutus and leadership on the Board for the past 10 years.”

For more information about Acutus, please visit https://acutusmedical.com.

About Acutus Medical, Inc.
Acutus is an arrhythmia management company focused on improving the way cardiac arrhythmias are diagnosed and treated. Acutus is committed to advancing the field of electrophysiology with a unique array of products and technologies which will enable more physicians to treat more patients more efficiently and effectively. Through internal product development, acquisitions and global partnerships, Acutus has established a global sales presence delivering a broad portfolio of highly differentiated electrophysiology products that provide its customers with a complete solution for catheter-based treatment of cardiac arrhythmias. Founded in 2011, Acutus is based in Carlsbad, California.

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US Media Contacts		Investor Contact
Holly Windler	Levitate	Caroline Corner
(619) 929-1275	(260) 408-5383	(415) 202-5678
holly.windler@acutus.com	acutus@levitatenow.com